EXHIBIT 10.2

Silicon Valley Bank

3003 Tasman Drive

Santa Clara, Ca. 95054

654-1000 - Fax (408) 980-6410

SECOND AMENDED AND RESTATED

ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

This Second Amended and Restated Accounts Receivable Purchase Agreement (the “Agreement”) is made as of the Effective Date by and between Silicon Valley Bank (“Buyer”) having a place of business at the address specified above and Axesstel, Inc., a Nevada corporation (“Seller”) having its principal place of business and chief executive office at 6815 Flanders Drive, Suite 210, San Diego, California 92121 and with a FAX number of 858-625-2110.

A. Buyer and Seller entered into that certain Amended and Restated Accounts Receivable Purchase Agreement, dated on or about December 23, 2005 (the “Existing A/R Purchase Agreement”).

B. Buyer and Seller desire to amend, restate and supersede the Existing A/R Purchase Agreement pursuant to the terms hereunder.

Now heretofore, the parties agree as follows:

1. Definitions. When used herein, the following terms shall have the following meanings.

“Account Balance” shall mean, on any given day, the gross amount of all Purchased Receivables unpaid on that day.

“Account Debtor” shall have the meaning set forth in the California Uniform Commercial Code and shall include any person liable on any Purchased Receivable, including without limitation, any guarantor of the Purchased Receivable and any issuer of a letter of credit or banker’s acceptance with respect to a Purchased Receivable.

“Adjustments” shall mean all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Purchased Receivable.

“Administrative Fee” shall have the meaning as set forth in Section 3.3 hereof.

“Advance” shall have the meaning set forth in Section 2.2 hereof.

“AEB Letters of Credit” shall mean, collectively, any and all Standby Letters of Credit issued by American Express Bank in favor of Seller with respect to any Purchased Receivable.

“Applicable Rate” means, as applicable, (i) the Prime Rate plus the Prime Rate Margin or (ii) the Libor Rate plus the Libor Rate Margin.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Buyer is closed.

“Collateral” shall have the meaning set forth in Section 8 hereof.

“Collections” shall mean all good funds received by Buyer from or on behalf of an Account Debtor with respect to Purchased Receivables.

“Effective Date” is the date Buyer executes this Agreement.

“Event of Default” shall have the meaning set forth in Section 9 hereof.

“Finance Charges” shall have the meaning set forth in Section 3.2 hereof.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Invoice Transmittal” shall mean a writing signed by an authorized representative of Seller which (i) accurately identifies the Telcel Receivables which Buyer, at its election, may purchase, and includes for each such receivable the correct amount owed by Telcel, the name and address of Telcel, the invoice number, the invoice date, the account code and a copy of the purchase order for such invoice (ii) states whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; (iii) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice, and (iv) the duration of the period for such Advance.

“Interest Period” shall mean, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance and ending on the date that is, at the Seller’s option, sixty (60) or ninety (90) days thereafter; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the termination of this Agreement as set forth in Section 17, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period, and (f) no Interest Period with respect to any LIBOR Advance shall end after the date that is 14 days prior to the expiry date of the AEB Letter of Credit issued with respect to the Purchase Receivable relating to such Advance.

“Interest Rate Determination Date” shall mean each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“LIBOR” shall mean with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Buyer to be the per annum rate of interest at which deposits in United States Dollars are offered to Seller in the London interbank market (rounded upward, if necessary, to the nearest 1/100th of one percent (0.01%)) in which Seller customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Advance” shall mean an Advance that bears interest at a rate equal to the LIBOR Rate plus the LIBOR Rate Margin.

“LIBOR Rate” shall mean, for each Interest Period in respect of LIBOR Advances an interest rate per annum (rounded upward to the nearest 1/16th of one percent (0.0625%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Margin” is two and one-half of one percent (2.5%).

“Loan Agreement” is that certain Loan and Security Agreement between Buyer and Seller, dated on or about the date hereof, as amended, renewed or refinanced from time to time.

“Obligations” shall mean all advances, financial accommodations, liabilities, obligations, covenants and duties owing, arising, due or payable by Seller to Buyer of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, Administrative Fees, interest, Repurchase Amounts, fees, expenses, professional fees and attorneys’ fees and any other sums chargeable to Seller hereunder or otherwise.

“Prime Rate” shall mean the Buyer’s most recently announced “prime rate,” even if it is not Buyer’s lowest rate.

“Prime Rate Advance” shall mean an Advance that bears interest at a rate equal to the Prime Rate plus Prime Rate Margin.

“Prime Rate Margin” shall mean one percent (1.00%).

“Purchased Receivables” shall mean all those accounts, receivables, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, bankers acceptances, and rights to payment, and all proceeds thereof (all of the foregoing being referred to as “receivables”), arising out of the invoices and other agreements identified on or delivered with any Invoice Transmittal delivered by Seller to Buyer which Buyer elects to purchase and for which Buyer makes an Advance.

“Purchased Receivable Balance” is the total outstanding gross face amount, at any time, of any Purchased Receivable.

“Regulatory Change” means, with respect to Buyer, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Buyer, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” shall mean, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Buyer by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

“Repurchase Amount” shall have the meaning set forth in Section 4.1 hereof.

“Telcel” shall mean Telcel, C.A., a company organized under the laws of Venezuela.

“Telcel Receivable” shall mean a receivable which is owed to Seller by Telcel.

“Termination Date” is the earlier of the date two years from the date hereof or the date of acceleration or termination of the Loan Agreement.

2. Purchase and Sale of Receivables.

2.1 Offer to Sell Receivables. During the period commencing on the date hereof and ending on the Termination Date, subject to the satisfaction of the conditions set forth in Sections 2.5 and 2.6 and provided that there does not then exist any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default, Seller may request that Buyer purchase Telcel Receivables and Buyer may, in its sole discretion, elect to purchase Telcel Receivables. Seller shall deliver to Buyer an Invoice Transmittal with respect to any Telcel Receivable for which a request for purchase is made. An authorized representative of Seller shall sign each Invoice Transmittal delivered to Buyer. Buyer shall be entitled to rely on all the information provided by Seller to Buyer on or with the Invoice Transmittal and to rely on the signature on any Invoice Transmittal as an authorized signature of Seller.

2.2 Acceptance of Receivables. Buyer shall have no obligation to purchase any Telcel Receivable listed on an Invoice Transmittal. Upon acceptance by Buyer of all or any of the Telcel Receivables described on any Invoice Transmittal, Buyer shall pay to Seller one hundred percent (100%) of the face amount of each Telcel Receivable Buyer desires to purchase less any fees or expenses owing to Buyer in connection with the purchase of such Telcel Receivable. Such payment shall be the “Advance” with respect to such Telcel Receivable. At the time an Advance is made, Seller must specify the length of the period such Advance will remain outstanding, which period shall not exceed 150 days. Advances requested by Seller for less than 150 days may be extended for an additional period of time, provided, however, that the aggregate number of days in such periods may not exceed 150 days from the date on which the first Advance with respect to such Purchased Receivable was funded. Buyer may, from time to time, in its sole discretion, change the percentage of the Advance. Upon Buyer’s acceptance of the receivable and payment to Seller of the Advance, the Telcel Receivable shall become a “Purchased

Receivable.” It shall be a condition to each Advance that (i) all the conditions set forth in Section 2.5 are satisfied, (ii) all of the representations and warranties set forth in Section 6 of this Agreement be true and correct on and as of the date of the related Invoice Transmittal and on and as of the date of such Advance as though made at and as of each such date, and (iii) no Event of Default or any event or condition that with notice, lapse of time or otherwise would constitute an Event of Default shall have occurred and be continuing, or would result from such Advance. Notwithstanding the foregoing, in no event shall the aggregate amount of all Purchased Receivables outstanding at any time exceed Four Million Dollars ($4,000,000).

2.3 Effectiveness of Sale to Buyer. Effective upon Buyer’s payment of an Advance, and for and in consideration therefor and in consideration of the covenants of this Agreement, Seller hereby absolutely sells, transfers and assigns to Buyer, all of Seller’s right, title and interest in and to each Purchased Receivable and all monies due or which may become due on or with respect to such Purchased Receivable. Buyer shall be the absolute owner of each Purchased Receivable. Buyer shall have, with respect to any goods related to the Purchased Receivable, all the rights and remedies of an unpaid seller under the California Uniform Commercial Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

2.4 Applicable Rate for Advances.

(A) Each Advance shall, at Seller’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance; provided that any Advance made with respect to a Purchased Receivable with a due date of less than 60 days of the date such Advance is made shall be in the form of a Prime Rate Advance.

(B) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Seller shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances, Seller shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

(C) Any LIBOR Advances shall, at Buyer’s option, convert into Prime Rate Advances in the event that an Event of Default or Default shall exist. Seller agrees to pay Buyer, upon demand by Buyer (or Buyer may, at its option, charge any account Seller maintains with Buyer) any amounts required to compensate Buyer for any loss (including loss of anticipated profits), cost, or expense incurred by Buyer, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to the foregoing.

(D) Notwithstanding anything to the contrary contained herein, Buyer shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Buyer had purchased such deposits to fund the LIBOR Advances.

2.5 Conditions Precedent to all Advances. Buyer’s agreement to make each Advance is subject to the following:

(A) Buyer’s receipt of an Invoice Transmittal, signed by an authorized representative of Seller.

(B) Buyer’s receipt of copies of all invoices, purchase orders and shipping documents evidencing Telcel Receivables listed on the Invoice Transmittal;

(C) Effective assignment of the proceeds of the AEB Letters of Credit, including original executed draw certificates and executed drafts with respect to the same; and

(D) No material adverse change has occurred to the financial condition of the Seller or Telcel.

2.6 Conditions to Effectiveness of Agreement. This Agreement shall become effective upon Buyer’s receipt of the following, each in form and substance satisfactory to Buyer:

(A) Documents satisfactory to Buyer evidencing Buyer’s interest in the AEB Letters of Credit.

2.7 Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(A) As soon as practicable on each Interest Rate Determination Date, Buyer shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Seller.

(B) In the event that Buyer shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of LIBOR, Buyer shall on such date give notice (by facsimile or by telephone confirmed in writing) to Seller of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Buyer notifies Seller that the circumstances giving rise to such notice no longer exist, and (ii) any Invoice Transmittal given by Seller with respect to Advances in respect of which such determination was made shall be deemed to be rescinded by Seller.

(C) Seller shall compensate Buyer, upon written request by Buyer (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Buyer to lenders of funds borrowed by it to make or carry its LIBOR Advances and any loss, expense or liability incurred by Buyer in connection with the liquidation or re-employment of such funds) such that Buyer may incur: (i) if for any reason (other than a default by Buyer or due to any failure of Buyer to fund LIBOR Advances due to impracticability or illegality under Sections 2.8(d) and 2.8(e)) a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in an Invoice Transmittal, or (ii) if any principal payment or any conversion of any of its LIBOR Advances occurs on a date prior to the last day of an Interest Period applicable to that Advance.

(D) Calculation of all amounts payable to Buyer under this Section 2.7 and under Section 2.4 shall be made as though Buyer had actually funded each of its relevant LIBOR Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Buyer may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.7 and under Section 2.4.

(E) After the occurrence and during the continuance of an Event of Default, Seller may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance.

2.8 Additional Requirements/Provisions Regarding LIBOR Advances.

(A) If for any reason (including voluntary or mandatory prepayment or acceleration), Buyer receives all or part of the principal amount of a LIBOR Advance prior to the last day of the Interest Period for such Advance, Seller shall immediately notify Seller’s account officer at Buyer and, on demand by Buyer, pay Buyer the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Buyer by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Buyer in its reasonable discretion. Buyer’s determination as to such amount shall be conclusive absent manifest error.

(B) Seller shall pay Buyer, upon demand by Buyer, from time to time such amounts as Buyer may determine to be necessary to compensate it for any costs incurred by Buyer that Buyer determines are attributable to its making or maintaining of any amount receivable by Buyer hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(1) changes the basis of taxation of any amounts payable to Buyer under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Buyer by the jurisdiction in which Buyer has its principal office);

(2) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Buyer (including any Advances or any deposits referred to in the definition of LIBOR); or

(3) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Buyer will notify Seller of any event occurring after the Effective Date which will entitle Buyer to compensation pursuant to this Section 2.8 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Buyer will furnish Seller with a statement setting forth the basis and amount of each request by Buyer for compensation under this Section 2.8. Determinations and allocations by Buyer for purposes of this Section 2.8 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances, of making or maintaining Advances, or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate Buyer in respect of any Additional Costs, shall be conclusive absent manifest error.

(C) If Buyer shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Buyer (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Buyer or any person or entity controlling Buyer (a “Parent”) as a consequence of its obligations hereunder to a level below that which Buyer (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, within fifteen (15) days after demand by Buyer, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction. A statement of Buyer claiming compensation under this Section 2.8(C) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(D) If, at any time, Buyer, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Buyer in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Buyer of lending the LIBOR Advances, then Buyer shall promptly give notice thereof to Seller. Upon the giving of such notice, Buyer’s obligation to make the LIBOR Advances shall terminate; provided, however, Advances shall not terminate if Buyer and Seller agree in writing to a different interest rate applicable to LIBOR Advances.

(E) If it shall become unlawful for Buyer to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Buyer, Seller shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Seller hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 2.8(a)). Notwithstanding the foregoing, to the extent a determination by Buyer as described above relates to a LIBOR Advance then being requested by Seller pursuant to an Invoice Transmittal, Seller shall have the option, subject to the provisions of Section 2.7(c), to (i) rescind such Invoice Transmittal by giving notice (by facsimile or by telephone confirmed in writing) to Buyer of such rescission on the date on which Buyer gives notice of its determination as described above, or (ii) modify such Invoice Transmittal to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Buyer of such modification on the date on which Buyer gives notice of its determination as described above.

3. Collections, Charges and Remittances.

3.1 Collections. Upon receipt by Buyer of Collections, Buyer shall promptly credit such Collections to Seller’s Account Balance on a daily basis; provided, that if an Event of Default exists, Buyer shall apply all Collections to Seller’s Obligations hereunder in such order and manner as Buyer may determine. If an item of collection is not honored or Buyer does not receive good funds for any reason, the amount shall be included in the Account Balance as if the Collections had not been received and Finance Charges under Section 3.2 shall accrue thereon.

3.2 Finance Charges. Seller will pay a finance charge (the “Finance Charge”) on all outstanding Advances with respect to Purchased Receivables which is equal to the Applicable Rate. The Finance Charge shall be computed on the basis of a 360-day year for the actual number of days elapsed. The Finance Charge is payable when the Advance made based on such Purchased Receivable is payable in accordance with Section 4 hereof. Notwithstanding the foregoing, there shall be a minimum Finance Charge for each Advance equal to the amount of Finance Charges accrued if such Advance (in the amount at funding) would have been outstanding for 60 days.

3.3 Administrative Fee. Seller shall pay to Buyer an Administrative Fee equal to one-eighth of one percent (1/8%) percent of each Advance with respect to a Purchased Receivable (the “Administrative Fee”).

3.4 Accounting. Buyer shall prepare and send to Seller after the close of business for each month, an accounting of the transactions for that month, including the amount of all Purchased Receivables, all Advances, all Collections, Adjustments, Finance Charges, and the Administrative Fee. The accounting shall be deemed correct and conclusive unless Seller makes written objection to Buyer within thirty (30) days after the Buyer mails the accounting to Seller.

4. Repurchase Obligations.

4.1 Seller’s Agreement to Repurchase. Seller agrees to pay to Buyer on demand, the full-face amount, or any unpaid portion, of any Purchased Receivable:

(A) which remains unpaid one hundred fifty (150) calendar days after the date the first Advance was made on such Purchased Receivable; or

(B) which remains unpaid on the Termination Date;

(C) which remains unpaid on the date that is 14 days prior to the expiry date of the AEB Letter of Credit issued with respect to such Purchased Receivable to guarantee payment of the same;

(D) which remains unpaid on the last day of the period chosen by Seller for such Advance, unless such period has been extended by Seller in accordance with Section 2.2.

(E) with respect to which there has been any breach of warranty or representation set forth in Section 6 hereof or any breach of any covenant contained in this Agreement;

(F) with respect to which the Account Debtor asserts any discount, allowance, return, dispute, counterclaim, offset, defense, right of recoupment, right of return, warranty claim, or short payment;

together with all reasonable attorneys’ and professional fees and expenses and all court costs incurred by Buyer in collecting such Purchased Receivable and/or enforcing its rights under, or collecting amounts owed by Seller in connection with, this Agreement (collectively, the “Repurchase Amount”).

4.2 Seller’s Payment of the Repurchase Amount or Other Amounts Due Buyer. When any Repurchase Amount or other amount owing to Buyer becomes due, Buyer shall pay in cash immediately upon demand therefor.

4.3 Seller’s Agreement to Repurchase All Purchased Receivables. Upon and after the occurrence of an Event of Default, Seller shall, upon Buyer’s demand (or, in the case of an Event of Default under Section 9(B), immediately without notice or demand from Buyer) repurchase all the Purchased Receivables then outstanding, or such portion thereof as Buyer may demand. Such demand may, at Buyer’s option, include and Seller shall pay to Buyer immediately upon demand, cash in an amount equal to the Advance with respect to each Purchased Receivable then outstanding together with all accrued Finance Charges, Adjustments, Administrative Fees, attorney’s and professional fees, court costs and expenses as provided for herein, and any other Obligations. Upon receipt of payment in full of the Obligations, Buyer shall immediately instruct Account Debtors to pay Seller directly.

5. Power of Attorney. Seller does hereby irrevocably appoint Buyer and its successors and assigns as Seller’s true and lawful attorney in fact, and hereby authorizes Buyer, regardless of whether there has been an Event of Default, (a) to sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Purchased Receivables; (b) to demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Purchased Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Purchased Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Buyer’s name or Seller’s name, as Buyer may choose; (c) to prepare, file and sign Seller’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document with respect to Purchased Receivables; (d) to notify all Account Debtors with respect to the Purchased Receivables to pay Buyer directly; (e) to receive, open, and dispose of all mail addressed to Seller for the purpose of collecting the Purchased Receivables; (f) to endorse Seller’s name on any checks or other forms of payment on the Purchased Receivables; (g) to execute on behalf of Seller any and all instruments, documents, financing statements and the like to perfect Buyer’s interests in the Purchased Receivables and Collateral; and (h) to do all acts and things necessary or expedient, in furtherance of any such purposes. If Buyer receives a check or item which is payment for both a Purchased Receivable and another receivable, the funds shall first be applied to the Purchased Receivable and, so long as there does not exist an Event of Default or an event that with notice, lapse of time or otherwise would constitute an Event of Default, the excess shall be remitted to Seller. Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by Seller to Buyer hereunder shall be applicable with respect to all Purchased Receivables and all Collateral.

6. Representations, Warranties and Covenants.

6.1 Receivables’ Warranties, Representations and Covenants. To induce Buyer to buy receivables and to renders its services to Seller, and with full knowledge that the truth and accuracy of the following are being relied upon by the Buyer in determining whether to accept receivables as Purchased Receivables, Seller represents, warrants, covenants and agrees, with respect to each Invoice Transmittal delivered to Buyer and each receivable described therein, that:

(A) Seller is the absolute owner of each receivable set forth in the Invoice Transmittal and has full legal right to sell, transfer and assign such receivables;

(B) The correct amount of each receivable is as set forth in the Invoice Transmittal and is not in dispute;

(C) The payment of each receivable is not contingent upon the fulfillment of any obligation or contract, past or future and any and all obligations required of the Seller have been fulfilled as of the date of the Invoice Transmittal;

(D) Each receivable set forth on the Invoice Transmittal is based on an actual sale and delivery of goods and/or services actually rendered, is presently due and owing to Seller, is not past due or in default, has not been previously sold, assigned, transferred, or pledged, and is free of any and all liens, security interests and encumbrances other than liens, security interests or encumbrances in favor of Buyer or any other division or affiliate of Silicon Valley Bank;

(E) There are no defenses, offsets, or counterclaims against any of the Purchased Receivables, and no agreement has been made under which the Account Debtor may claim any deduction or discount, except as otherwise stated in the Invoice Transmittal;

(F) Each Purchased Receivable shall be the property of the Buyer and shall be collected by Buyer, but if for any reason it should be paid to Seller, Seller shall promptly notify Buyer of such payment, shall hold any checks, drafts, or monies so received in trust for the benefit of Buyer, and shall promptly transfer and deliver the same to the Buyer;

(G) Buyer shall have the right of endorsement, and also the right to require endorsement by Seller, on all payments received in connection with each Purchased Receivable and any proceeds of Collateral;

(H) Seller, and to Seller’s best knowledge, each Account Debtor set forth in the Invoice Transmittal, are and shall remain solvent as that term is defined in the United States Bankruptcy Code and the California Uniform Commercial Code, and no such Account Debtor has filed or had filed against it a voluntary or involuntary petition for relief under the United States Bankruptcy Code;

(I) Each Account Debtor named on the Invoice Transmittal will not object to the payment for, or the quality or the quantity of the subject matter of, the receivable and is liable for the amount set forth on the Invoice Transmittal;

(J) All receivables forwarded to and accepted by Buyer after the date hereof, and thereby becoming Purchased Receivables, shall comply with each and every one of the foregoing representations, warranties, covenants and agreements referred to above in this Section 6.1; and

(K) The invoices issued by Seller to Telcel subject to this Agreement and the transactions represented thereby satisfy all requirements of the issuer of the AEB Letters of Credit.

6.2 Additional Warranties, Representations and Covenants. In addition to the foregoing warranties, representations and covenants, to induce Buyer to buy receivables and to render its services to Seller, Seller hereby represents, warrants, covenants and agrees that:

(A) Seller will not assign, transfer, sell, or grant, or permit any lien or security interest in any Purchased Receivables or Collateral to or in favor of any other party, without Buyer’s prior written consent, (except for Permitted Liens (as defined in the Loan Agreement);

(B) The Seller’s name, form of organization, chief executive office, and the place where the records concerning all Purchased Receivables and Collateral are kept is set forth at the beginning of this Agreement, Collateral is located only at the location set forth in the beginning of this Agreement, or, if located at any additional location, as set forth on a schedule attached to this Agreement, and Seller will give Buyer at least thirty (30) days prior written notice if such name, organization, chief executive office or other locations of Collateral or records concerning Purchased Receivables or Collateral is changed or added and shall execute any documents necessary to perfect Buyer’s interest in the Purchased Receivables and the Collateral;

(C) Seller shall (i) pay all of its normal gross payroll for employees, and all federal and state taxes, as and when due, including without limitation all payroll and withholding taxes and state sales taxes; (ii) deliver at any time and from time to time at Buyer’s request, evidence satisfactory to Buyer that all such amounts have been paid to the proper taxing authorities; and (iii) if requested by Buyer, pay its payroll and related taxes through a bank or an independent payroll service acceptable to Buyer.

(D) Seller has not, as of the time Seller delivers to Buyer an Invoice Transmittal, or as of the time Seller accepts any Advance from Buyer, filed a voluntary petition for relief under the United States Bankruptcy Code or had filed against it an involuntary petition for relief;

(E) Seller shall provide Buyer within five (5) days of filing, copies of all statements, reports and notices made available to Seller’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission (except where such disclosure violates securities or other law);

(F) Seller shall provide Buyer with a deferred revenue listing upon request;

(G) On request by Buyer, Seller will promptly furnish any information Buyer may reasonably request to determine financial condition of Seller, including, but not limited to all of Seller’s Obligations, and the condition of any of Seller’s receivables which may include but are not limited to Purchased Receivables;

(H) Seller will maintain no less than 85% of its primary depository and operating accounts and securities accounts with Buyer;

(I) Upon the request of Buyer, the Seller will effectuate a draw under any or all of the AEB Letters of Credit and pay all of the proceeds of each such draw to the Buyer; and

(J) Seller shall not request or cause the making of a draw under the AEB Letters of Credit without the prior written consent of the Buyer.

7. Adjustments. In the event of a breach of any of the representations, warranties, or covenants set forth in Section 6.1, or in the event any Adjustment or dispute is asserted by any Account Debtor, Seller shall promptly advise Buyer and shall, subject to the Buyer’s approval, resolve such disputes and advise Buyer of any adjustments. Unless the disputed Purchased Receivable is repurchased by Seller and the full Repurchase Amount is paid, Buyer shall remain the absolute owner of any Purchased Receivable which is subject to Adjustment or repurchase under Section 4 hereof, and any rejected, returned, or recovered personal property, with the right to take possession thereof at any time. If such possession is not taken by Buyer, Seller is to resell it for Buyer’s account at Seller’s expense with the proceeds made payable to

Buyer. While Seller retains possession of said returned goods, Seller shall segregate said goods and mark them “property of Silicon Valley Bank.”

8. Security Interest. To secure the prompt payment and performance to Buyer of all of the Obligations, Seller hereby grants to Buyer a continuing lien upon and security interest in all of Seller’s now existing or hereafter arising Collateral, as defined under the Loan Agreement, and the Obligations hereunder are secured by the security interest granted under the Loan Agreement. The Collateral shall include all rights and interest in the Telcel Receivables and to all letter of credit rights relating to the Telcel Receivables (including letter of credit rights relating to the AEB Letters of Credit; the “Telcel Collateral”). Seller is not authorized to sell, assign, transfer or otherwise convey any Telcel Collateral without Buyer’s prior written consent. Seller agrees to sign any instruments and documents requested by Buyer to evidence, perfect, or protect the interests of Buyer in the Collateral. Seller authorizes Buyer to file financing statements without notice to Seller, with all appropriate jurisdictions, as Buyer deems appropriate, in order to perfect or protect Buyer’s interest in the Collateral. Seller agrees to deliver to Buyer the originals of all instruments, chattel paper and documents evidencing or related to Purchased Receivables and Collateral.

9. Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(A) Seller fails to pay any amount owed to Buyer as and when due;

(B) (i) Seller is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (ii) Seller begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Seller and not dismissed or stayed within thirty (30) days (but no Advances shall be made before any Insolvency Proceeding is dismissed);

(C) (i) Any material portion of Seller’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon Seller seeking to attach, by trustee or similar process, any funds of Seller on deposit with Buyer, or any entity under the control of Buyer (including a subsidiary); (iii) Seller is enjoined, restrained, or prevented by court order from conducting any part of its business; (iv) a judgment or other claim in excess of $250,000 becomes a lien on any portion of Seller’s assets (except for Permitted Liens as defined in the Loan Agreement); or (v) a notice of lien, levy, or assessment is filed against any of Seller’s assets by any government agency and not paid or released within ten (10) days after Seller receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Seller (but no Advances shall be made during the cure period);

(D) Seller fails or neglects to perform any obligation in hereunder or violates any covenant hereunder or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, the Loan Agreement, any Loan Document (as defined in the Loan Agreement), or in any present or future agreement between Seller and Buyer and the same is not cured within the applicable cure or grace period;

(E) If there is a default in any agreement to which Seller is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could result in an Event of Default under (G) below;

(F) A default or breach occurs under any agreement between Seller and any creditor of Seller that signed a subordination agreement with Buyer, or any creditor that has signed a subordination agreement with Buyer breaches any terms of the subordination agreement.

(G) If Seller or any third party acting for Seller makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Buyer or to induce Buyer to enter this Agreement or any Loan Document (as defined in the Loan Agreement);

(H) (i) There is a material adverse change in the business, operations, or condition (financial or otherwise) of the Seller, or (ii) there is a material impairment of the prospect of repayment of any portion of the Obligations or (iii) there is a material impairment of the value or priority of Buyer’s security interests in the Collateral.

(I) The AEB Letters of Credit shall not be effective or Buyer shall not be able to make any draws against such letters of credit for the full face amount of such letters of credit for any reason.

10. Remedies Upon Default. Upon the occurrence of an Event of Default, (1) without implying any obligation to buy receivables, Buyer may cease buying receivables or extending any financial accommodations to Seller; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Buyer, or with respect to an Event of Default described in Section 9(B), automatically and without notice or demand, due and payable in full; and (3) Buyer shall have and may exercise all the rights and remedies under this Agreement (including effectuating a draw under the AEB Letters of Credit using the signed draw documents delivered to Buyer by Seller) and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code, all the power of attorney rights described in Section 5 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Purchased Receivables and all Collateral in any commercial reasonable manner. Seller and Buyer agree that any notice of sale required to be given to Seller shall be deemed to be reasonable if given ten (10) days prior to the date on or after which the sale may be held. In the event that the Obligations are accelerated hereunder, Seller shall repurchase all of the Purchased Receivables as set forth in Section 4.4.

11. Accrual of Interest. If any amount owed by Seller hereunder is not paid when due, including, without limitation, amounts due under Section 3.5, Repurchase Amounts, amounts due under Section 12, and any other Obligations, such amounts shall bear interest at a per annum rate equal to the per annum rate of the Finance Charges until the earlier of (i) payment in good funds or (ii) entry of a final judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

12. Fees, Costs and Expenses; Indemnification. The Seller will pay to Buyer immediately upon demand all fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Buyer incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Buyer, Seller or any other person) in any way relating to the Purchased Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Seller or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Purchased Receivables or the Collateral,

(e) collecting the Purchased Receivables and the Obligations, and (f) the representation of Buyer in connection with any bankruptcy case or insolvency proceeding involving Seller, any Purchased Receivable, the Collateral, any Account Debtor, or any guarantor. Seller shall indemnify and hold Buyer harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing.

13. Severability, Waiver, and Choice of Law. In the event that any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Buyer retains all of its rights, even if it makes an Advance after an Event of Default. If Buyer waives an Event of Default, it may enforce a later Event of Default. Any consent or waiver under, or amendment of, this Agreement must be in writing. Nothing contained herein, or any action taken or not taken by Buyer at any time, shall be construed at any time to be indicative of any obligation or willingness on the part of Buyer to amend this Agreement or to grant to Seller any waivers or consents. This Agreement has been transmitted by Seller to Buyer at Buyer’s office in the State of California and has been executed and accepted by Buyer in the State of California. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of California.

14. Account Collection Services. Certain Account Debtors may require or prefer that all of Seller’s receivables be paid to the same address and/or party, or Seller and Buyer may agree that all receivables with respect to certain Account Debtors be paid to one party. In such event Buyer and Seller may agree that Buyer shall collect all receivables whether owned by Seller or Buyer and (provided that there does not then exist an Event of Default or event that with notice, lapse or time or otherwise would constitute an Event of Default, and subject to Buyer’s rights in the Collateral) Buyer agrees to remit to Seller the amount of the receivables collections it receives with respect to receivables other than Purchased Receivables. It is understood and agreed by Seller that this Section does not impose any affirmative duty on Buyer to do any act other than to turn over such amounts. All such receivables and collections are Collateral and in the event of Seller’s default hereunder, Buyer shall have no duty to remit collections of Collateral and may apply such collections to the obligations hereunder and Buyer shall have the rights of a secured party under the California Uniform Commercial Code.

15. Notices. All notices shall be given to Buyer and Seller at the addresses or faxes set forth on the first page of this Agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex.

16. Jury Trial. SELLER AND BUYER EACH HEREBY (a) WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL ON ANY CLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY RELATED AGREEMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; (b) RECOGNIZE AND AGREE THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT; AND (c) REPRESENT AND WARRANT THAT IT HAS REVIEWED THIS WAIVER, HAS DETERMINED FOR ITSELF THE NECESSITY TO REVIEW THE SAME WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS TO A JURY TRIAL. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County Superior Court for such relief.

17. Term and Termination. The term of this Agreement shall be through the Termination Date unless terminated in writing by Buyer or Seller. Seller and Buyer shall each have the right to terminate this Agreement at any time, provided, however, Buyer must provide Seller with 90 days notice of the proposed termination if and only if no event of Default has occurred and is continuing at the time Buyer notifies Seller of its intent to terminate the Agreement and the Termination Date is more than 90 days after the date of any such notice of intent to terminate. No notice shall be required for this Agreement to terminate automatically on the Termination Date. Notwithstanding the foregoing, any termination of this Agreement shall not affect Buyer’s security interest in the Collateral and Buyer’s ownership of the Purchased Receivables, and this Agreement shall continue to be effective, and Buyer’s rights and remedies hereunder shall survive such termination, until all transactions entered into and Obligations incurred hereunder or in connection herewith have been completed and satisfied in full.

18. Titles and Section Headings. The titles and section headings used herein are for convenience only and shall not be used in interpreting this Agreement.

19. Other Agreements. The terms and provisions of this Agreement shall not adversely affect the rights of Buyer or any other division or affiliate of Silicon Valley Bank under any other document, instrument or agreement, including the Loan Agreement. The terms of such other documents, instruments and agreements shall remain in full force and effect notwithstanding the execution of this Agreement. In the event of a conflict between any provision of this Agreement and any provision of any other document, instrument or agreement between Seller on the one hand, and Buyer or any other division or affiliate of Silicon Valley Bank on the other hand, Buyer shall determine in its sole discretion which provision shall apply. Seller acknowledges specifically that any security agreements, liens and/or security interests currently securing payment of any obligations of Seller owing to Buyer or any other division or affiliate of Silicon Valley Bank also secure Seller’s obligations under this Agreement, and are valid and subsisting and are not adversely affected by execution of this Agreement. Seller further acknowledges that (a) any collateral under other outstanding security agreements or other documents between Seller and Buyer or any other division or affiliate of Silicon Valley Bank secures the obligations of Seller under this Agreement and (b) an Event of Default by Seller under this Agreement constitutes a default under other outstanding agreements between Seller and Buyer or any other division or affiliate of Silicon Valley Bank.

20. Amended and Restated Agreement. Buyer and Seller agree that, effective upon the execution and delivery of this Agreement by each such party, the terms and provisions of the Existing A/R Purchase

Agreement shall be and hereby are amended, restated and superseded in their entirety by the terms and provisions of this Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations of Buyer and Seller outstanding under the Existing A/R Purchase Agreement or instruments securing the same, which obligations shall remain in full force and effect, except to the extent that the terms thereof are modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of Seller, or any guarantor from any of its obligations or liabilities under the Existing A/R Purchase Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents executed in connection therewith. Seller hereby (i) confirms and agrees that each document relating to the Existing A/R Purchase Agreement to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Effective Date all references in any such document to “the Agreement”, the “Accounts Receivable Purchase Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Existing A/R Purchase Agreement shall mean the Existing A/R Purchase Agreement as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that the Existing A/R Purchase Agreement or any document relating thereto executed in connection therewith purports to assign or pledge to the Buyer or to grant to the Buyer a security interest in or lien on, any collateral as security for the obligations hereunder or to grant control over any such collateral from time to time existing in respect of the Existing A/R Purchase Agreement, such pledge, assignment or grant of the security interest, lien, or grant of control, is hereby ratified and confirmed in all respects and shall remain effective as of the first date it became effective.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the day and year above written.

SELLER: AXESSTEL, INC.

By	/s/ Patrick Gray
Title	SVP, Finance

BUYER: SILICON VALLEY BANK

By	/s/ Robert C. Lake
Title	Relationship Manager

Effective Date: August 7, 2006

S-1

Second Amended and Restated Accounts

Receivable Purchase Agreement